Exhibit 99.1

Contact:

Kimberly Rutherford

Corporate Communications

832.601.6193

kimberly.rutherford@usoncology.com

US Oncology Reports Results for Third Quarter 2005

(Houston, November 2, 2005) – US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research, reported revenue of $648.3 million, Adjusted EBITDA of $59.8 million and net income of $6.9 million for the quarter ended September 30, 2005. For the nine months ended September 30, 2005, the Company reported revenue of $1,853.6 million, Adjusted EBITDA of $180.1 million and net income of $14.6 million.

The results of Holdings include those of US Oncology, its wholly owned subsidiary, through which all operations are conducted. The financial condition and results of operations of Holdings are substantially identical to those of US Oncology, with the exception of items related to the capitalization and nominal administrative expenses of Holdings. For the quarter ended September 30, 2005, US Oncology reported Adjusted EBITDA of $59.9 million and net income of $10.6 million. For the nine months ended September 30, 2005, US Oncology reported Adjusted EBITDA of $180.4 million and net income of $22.7 million.

Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

“We continue to be excited about the opportunities to grow and deliver upon our strategic growth initiatives, such as the diversification of patient services, attracting new physicians and the development of new value-added services to support our network,” said Dale Ross, chairman and chief executive officer of the Company. “While we pursue these new opportunities, we will maintain our strong focus on operational metrics, such as effective cost and cash flow management.”

Exhibit 99.1

US Oncology Holdings Highlights

•	Adjusted EBITDA for the third quarter of 2005 was $59.8 million, compared to $69.3 million for the third quarter of 2004 and $59.4 million in the second quarter of 2005. The decrease in Adjusted EBITDA from the third quarter of 2004 is due to decreases in Medicare reimbursement rates in the Company’s medical oncology services segment. The impact, however, was partially offset by increased demand in the cancer center services segment and organic growth in both segments.

•	Operating cash flow for the nine months ended September 30, 2005 was $89.7 million, compared with $191.0 million for the same period of 2004. The decrease in operating cash flow is primarily due to a $54.5 million increase in interest expense on indebtedness from the Merger Transaction in August, 2004 and on the $250.0 million senior floating rate notes issued in March, 2005, and the collection of $48.1 million of pharmaceutical rebates in October, 2005 that, under 2004 payment terms, would have been received during the third quarter. As of October 31, 2005, US Oncology had approximately $134 million in cash and short-term investments.

•	During the first nine months of 2005, 105 physicians joined the US Oncology network. Taking into consideration departures, principally physician retirements, the US Oncology network increased by a net of 55 physicians during the period.

•	As of September 30, 2005, 28 physicians have executed agreements to join the US Oncology network. Eighteen of these physicians are expected to begin practicing under such agreements during the fourth quarter of 2005, nine are expected to begin practicing during 2006 and one in 2007. In addition, three physicians have also committed to convert from service line to comprehensive service agreements during the fourth quarter of 2005.

•	US Oncology also opened five cancer centers and installed four Positron Emission Tomography/Computerized Tomography (“PET/CT”) systems during the nine months ended September 30, 2005. These additions bring the network total of integrated cancer centers to 84 and PET systems to 30 (including 8 PET/CT systems). Five additional cancer centers are under development and are expected to begin providing patient care between the first quarter of 2006 and the second quarter of 2007.

•	During the third quarter of 2005, the Company commenced operations of its new specialty pharmaceutical distribution facility in Fort Worth, TX, and is currently distributing certain

Exhibit 99.1

pharmaceuticals to over 260 US Oncology network sites. The majority of the remaining network sites will be transitioned to the new facility during the fourth quarter of 2005.

•	Other than inconveniences to patients of our affiliated practices and our employees, the Company was relatively unaffected by Hurricanes Katrina, Rita and Wilma. Losses associated with those practices affected by the hurricanes were nominal, individually and in the aggregate.

Results of Operations

The table below compares third quarter results to the results in the prior year and the preceding quarter.

	Q3 2005	Q3 2004	% Change	Q2 2005	% Change
	(amounts in millions)
Revenue
Medical oncology services	$563.2	$513.3	9.7%	$533.9	5.5%
Cancer center services	72.9	63.4	15.0	73.6	(1.0)
Other services	12.2	12.0	1.7	13.2	(7.6)

Total	$648.3	$588.7	10.1	$620.7	4.4

EBITDA
Medical oncology services	$52.3	$66.6	(21.5)%	$52.1	0.4%
Cancer center services	24.8	21.4	15.9	26.0	(4.6)
Other services	0.2	0.6	(66.7)	—	—
Corporate costs(1)	(17.5)	(73.6)	76.2	(18.7)	6.4

Total	$59.8	$15.0	298.7	$59.4	0.7

Adjusted EBITDA (1)	$59.8	$69.3	(13.7)%	$59.4	0.7%
Net income	6.9	(13.6)	150.7	5.5	25.5

(1)	Corporate costs relate primarily to general and administrative expenses in support of the Company’s network. Corporate costs in the third quarter of 2004 include a loss of $38.3 million on debt extinguishment and merger-related charges of $16.1 million that are excluded from Adjusted EBITDA for the period.

The Company operates and manages its operations through three segments—medical oncology services, cancer center services and other services. Medical oncology services include all services to medical oncologists and hematologists who treat cancer and blood disorders primarily through the use of pharmaceuticals, drug-related services to pharmaceutical manufacturers and other drug-related services. Cancer center services include providing the equipment and services that support radiation therapy and diagnostic radiology services provided by affiliated physicians. Other services primarily relate to the Company’s cancer research program.

Exhibit 99.1

Medical Oncology Services

Medical oncology services revenue increased 9.7 percent over the third quarter of 2004 and 5.5 percent over the second quarter of 2005. The increases are due to growth in pharmaceutical revenue attributed to physicians affiliated with the network during each of these periods. Medical oncology visits for the third quarter of 2005 remained relatively flat with the second quarter of 2005. Excluding the impact of a practice disaffiliation in the fourth quarter of 2004, medical oncology visits increased approximately 5 percent over the third quarter of 2004.

Medical oncology services EBITDA decreased 21.5 percent from the third quarter of 2004 (and remained relatively flat with the second quarter of 2005) due to the transition to average sales price (“ASP”) based reimbursement, effective January 1, 2005. ASP-based reimbursement lowered the rates at which oncology pharmaceuticals are reimbursed by Medicare, the largest payor of the Company’s affiliated practices. ASP has not remained constant since implementation. Reimbursement levels have declined approximately 7 percent from January 1, 2005 through September 30, 2005 and are expected to decline further, by 1 percent, in the fourth quarter of 2005.

Cancer Center Services

Cancer center services revenue and EBITDA increased 15.0 percent and 15.9 percent, respectively over the third quarter of 2004. These increases are due to the net addition of seven radiation oncology facilities and 13 radiation oncologists, which together with our existing network, led to increases in IMRT treatments and diagnostic scans of 48.1 percent and 32.3 percent, respectively, over the third quarter of 2004.

Net Income

Net income for the third quarter of 2005 increased by $20.5 million, to $6.9 million, compared with a net loss of $13.6 million in the third quarter of 2004. The increase is attributable primarily to $16.1 million of merger-related charges, and a $38.3 million loss on early extinguishment of debt associated with the Merger Transaction in the third quarter of 2004. The improvement is partially offset by $15.9 million incremental interest expense associated with debt incurred as a result of both the Merger Transaction and the $250.0 million senior floating rate notes issued in March 2005.

Net income increased $1.4 million over the second quarter of 2005 primarily due to variances previously disclosed and a $1.0 million reduction in general and administrative expenses attributable, in part, to non-recurring expenses of $0.6 million in the second quarter. Also contributing to the improvement was a

Exhibit 99.1

lower effective tax rate for the third quarter reflecting the Company’s improved earnings projections for 2005.

The Company currently anticipates that Adjusted EBITDA for the full year 2005 will be approximately $230 million to $235 million. This excludes the impact of a $14.5 million compensation expense relating to our long-term incentive plan incurred during the first quarter of 2005.

Development

During the third quarter of 2005, the Company expanded the reach of the network into more communities by signing comprehensive service agreements with a three-physician practice in a new geographic market and with a five-physician practice that will join a previously affiliated practice. Both affiliations are effective November 1, 2005. Also during the third quarter, 64 additional physicians started practicing as part of our network and agreements were signed by 28 physicians to begin practicing either in the fourth quarter of 2005 or subsequent quarters.

The Company and its affiliated practices entered into two joint venture agreements with hospitals in two geographic markets during the third quarter of 2005. These new relationships will initially contribute to our operating results beginning in the first and second quarters of 2006.

The Company continually seeks to increase the size of currently affiliated groups through physician recruitment and to pursue affiliations with additional oncology groups.

Strategic Initiatives and Accomplishments

“We are excited about the many opportunities to add value to the existing network, such as the successful launch of our distribution business, and to continue to position the Company for success in the oncology marketplace,” said Ross. “We are equally pleased to have Bruce Broussard, in his new capacity as president of the Company, to lead these strategic growth efforts for us on a full-time basis.”

Distribution Operations

A key initiative for the Company during 2005 has been the development of a specialty pharmaceutical distribution operation. The Company’s 75,000 square foot distribution facility in Fort Worth, TX, was completed during the third quarter and distribution operations for over 260 practice sites commenced. All orders for these sites are processed through the distribution center while shipments are currently made from both the Company’s facility and our third-party distributor. The Company is currently in the process of transitioning a majority of the remaining affiliated practices to the distribution center and expects the transition to be completed during the fourth quarter of 2005. The Company anticipates the network’s

Exhibit 99.1

affiliated practices will receive approximately 90 percent of their pharmaceuticals from the distribution facility by the end of the first quarter of 2006. The Company also continues to negotiate distribution arrangements with pharmaceutical manufacturers. The Company’s total investment in distribution facilities and equipment is approximately $10.9 million as of September 30, 2005. In addition, the Company expects to accumulate and maintain, on an ongoing basis, approximately $100 million of inventory at its distribution center. The Company expects to make this investment, associated with becoming the primary distributor for its affiliated practices, during the remainder of 2005 and the first quarter of 2006 from available cash generated from operations and, if necessary, borrowings under its existing revolving line of credit.

Repricing of Term Loan

US Oncology is seeking an amendment to its existing Senior Secured Term Loan to reduce the margin over LIBOR paid under the loan, resulting in interest savings to the Company and its affiliated practices. The outstanding balance on the Senior Secured Term Loan is approximately $381 million. The amendment requires approval of the lenders, and there can be no assurance that such approval will be secured.

Merger Transaction

On August 20, 2004, US Oncology became a wholly owned subsidiary of Holdings in a merger transaction valued at approximately $1.6 billion (the Merger Transaction). Holdings is owned by Welsh, Carson, Anderson & Stowe IX, L.P., its affiliates, certain members of management and other investors. Shareholders (other than certain continuing investors in Holdings) received $15.05 per share in cash for their equity interests in US Oncology. As a result of the merger, US Oncology became a private company and US Oncology’s common stock is no longer listed on the NASDAQ Stock Market. The cash consideration for the merger was financed by a combination of debt financing, an equity investment by Holdings, and cash on hand. The Merger Transaction was accounted for under purchase accounting and results in predecessor and successor accounting. Holdings’ financial data included in this release for the period subsequent to the merger (successor period), includes the financial data for Holdings and US Oncology, its wholly owned subsidiary. The financial data for the period from January 1, 2004 through August 20, 2004 (predecessor period) includes the financial data for US Oncology only.

The Company and US Oncology will broadcast third quarter financial results by conference call on Wednesday, November 2, 2005 at 9:00 A.M. Central Standard Time. The live call, as well as the archived replay of the event, will be available through the news center on the Company’s web site (www.usoncology.com).

Exhibit 99.1

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 985 physicians operating in 494 locations, including 97 radiation oncology facilities in 33 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the legislation on other aspects of our business (such as private payor reimbursement, the Company’s ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), the Company’s ability to service substantial indebtedness and comply with related covenants in debt agreements, reimbursement for pharmaceutical products generally, our ability to implement our distribution initiative and other strategic initiatives, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, concentration of product purchases and favorable pricing with a small number of vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4 filed on October 4, 2005, as amended, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Exhibit 99.1

Discussion of Non-GAAP Information

In this release, the Company uses the terms “EBITDA” and “Adjusted EBITDA.” EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation). Adjusted EBITDA excludes merger-related charges and compensation expense associated with its long-term incentive plan. EBITDA and Adjusted EBITDA are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). These measures are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA and Adjusted EBITDA to the income statement is included in this release.

Management believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA, among other financial measures, to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Adjusted EBITDA excludes certain items because management believes excluding these items provides a better representation of our ongoing operations.

Also within this release, to facilitate comparison of the quarterly and nine month periods ended September 30, financial results preceding the merger on August 20, 2004 have been combined with results following the transaction. Such combination is not consistent with GAAP as purchase accounting adjustments may make the successor period not comparable to the predecessor period.

Management believes that presentation of this selected non-GAAP information is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. In all events, the selected non-GAAP information is not intended to be a substitute for GAAP measures and investors are advised to review such non-GAAP measures only in conjunction with GAAP information.

Exhibit 99.1

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended September 30,			Three Months Ended June 30,
	2005	2004	% Change	2005	% Change
Physician Summary:

Medical oncologists	661	662	(0.2)%	629	5.1%
Radiation oncologists	140	127	10.2	129	8.5
Other oncologists	40	38	5.3	45	(11.1)

Total CSA physicians	841	827	1.7	803	4.7

Service line physicians	144	120	20.0	141	2.1

Total physicians	985	947	4.0	944	4.3

Daily Operating Statistics:

Medical oncology visits(1)	9,342	9,242	1.1	9,357	(0.2)
Radiation treatments	2,751	2,524	9.0	2,813	(2.2)
IMRT treatments(2)	397	268	48.1	412	(3.6)
Diagnostic scans	746	564	32.3	718	3.9

Other Statistics:

Radiation oncology facilities(3)	97	90	7.8	95	2.1

PET systems	30	26	15.4	29	3.4

New patients enrolled in research studies during the quarter	888	741	19.8	938	(5.3)

Accounts receivable days outstanding	42	42	—	42	—

Notes to Key Operating Statistics:

Certain reclassifications have been made to 2004 statistical data to conform to the current year presentation.

(1)	Medical oncology visits include information for practices affiliated under practice management agreements, only, and do not include the results of service line practices.
(2)	IMRT treatments per operating day are included in radiation treatments per operating day
(3)	The third quarter of 2005 includes 84 integrated cancer centers and 13 radiation-only facilities. The third quarter of 2004 includes 78 integrated cancer centers and 12 radiation-only facilities. The second quarter of 2005 includes 82 integrated cancer centers and 13 radiation-only facilities.

Exhibit 99.1

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Three Months Ended June 30, 2005
	2005	2004
	(Successor)	(Combined)(1)	(Successor)
Product revenues	$418,724	$362,958	$394,507
Service revenues	229,621	225,773	226,170

Total revenues	648,345	588,731	620,677

Cost of products	400,876	344,989	377,753

Cost of services:
Operating compensation and benefits	107,138	97,943	105,131
Other operating costs	63,069	57,633	59,986
Depreciation and amortization	17,159	14,854	17,203

Total cost of services	187,366	170,430	182,320

Total cost of products and services	588,242	515,419	560,073
General and administrative expense	18,381	18,858	19,393
Merger-related charges(2)	—	16,050	—
Depreciation and amortization	3,783	5,348	4,091

	610,406	555,675	583,557
Income from operations	37,939	33,056	37,120

Other income (expense):
Interest expense, net	(26,949)	(11,077)	(26,879)
Loss on early extinguishment of debt	—	(38,272)	—

Income (loss) before income taxes	10,990	(16,293)	10,241
Income tax (provision) benefit	(4,102)	2,677	(4,701)

Net income (loss)	$6,888	$(13,616)	$5,540

(1)	To facilitate comparison, results of the successor period (subsequent to August 20, 2004) and predecessor period (prior to August 20, 2004) have been combined. Such combination is not consistent with accounting principles generally accepted in the United States of America since purchase accounting adjustments may make the successor period not comparable to the predecessor period.
(2)	Merger-related charges were comprised of legal costs of approximately $3.8 million, advisory fees of approximately $6.0 million and other fees and reimbursable costs of approximately $6.3 million.

Exhibit 99.1

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2005	2004
	(Successor)	(Combined)(1)
Product revenues	$1,181,431	$1,050,887
Service revenues	672,179	628,083

Total revenues	1,853,610	1,678,970

Cost of products	1,129,637	984,538

Cost of services:
Operating compensation and benefits	310,447	287,096
Other operating costs	183,117	169,650
Depreciation and amortization	50,027	43,811

Total cost of services	543,591	500,557

Total cost of products and services	1,673,228	1,485,095
General and administrative expense	53,189	48,158
Compensation expense under long-term incentive plan	14,507	—
Merger-related charges(2)	—	16,050
Depreciation and amortization	13,105	15,681

	1,754,029	1,564,984
Income from operations	99,581	113,986

Other income (expense):
Interest expense, net	(74,539)	(20,000)
Loss on early extinguishment of debt	—	(38,272)
Other income	—	622

Income before income taxes	25,042	56,336
Income tax provision	(10,449)	(25,285)

Net income	$14,593	$31,051

(1)	To facilitate comparison, results of the successor period (subsequent to August 20, 2004) and predecessor period (prior to August 20, 2004) have been combined. Such combination is not consistent with accounting principles generally accepted in the United States of America since purchase accounting adjustments may make the successor period not comparable to the predecessor period.
(2)	Merger-related charges were comprised of legal costs of approximately $3.8 million, advisory fees of approximately $6.0 million and other fees and reimbursable costs of approximately $6.3 million.

Exhibit 99.1

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2005	2004
	(Successor)	(Combined)(1)
Cash flows from operating activities:
Net cash provided by operating activities	$89,665	$190,975

Cash flows from investing activities:
Acquisition of property and equipment	(62,762)	(57,544)
Payments in affiliation transactions	(4,515)	—
Proceeds from sale of real estate interests in joint venture	900	—
Proceeds from contract separation	1,807	—
Purchase of common stock and outstanding options in connection with a business acquisition	—	(1,172,956)

Net cash used in investing activities	(64,570)	(1,230,500)

Cash flows from financing activities:
Equity investment by parent	899	309,100
Proceeds from senior subordinated notes, net	250,000	575,000
Proceeds from other indebtedness	13,245	400,000
Repayment of term loan	(16,912)	—
Repayment of other indebtedness	(4,944)	(15,289)
Repayment of senior subordinated notes	—	(172,000)
Repayment of credit facility	—	(67,277)
Payment of dividends on preferred stock	(200,015)	—
Payment of dividends on common stock	(49,985)	—
Purchase of treasury stock	—	(4,247)
Net payments in lieu of stock issuance	—	(12,033)
Debt financing costs	(7,200)	(50,045)
Proceeds from exercise of options	—	18,728

Net cash provided by (used in) financing activities	(14,912)	981,937

Increase (decrease) in cash and equivalents	10,183	(57,588)
Cash and equivalents:
Beginning of period	120,400	124,514

End of period	$130,583	$66,926

(1)	To facilitate comparison, results of the successor period (subsequent to August 20, 2004) and predecessor period (prior to August 20, 2004) have been combined. Such combination is not consistent with accounting principles generally accepted in the United States of America since purchase accounting adjustments may make the successor period not comparable to the predecessor period.

Exhibit 99.1

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and equivalents	$130,583	$120,400
Accounts receivable	322,274	308,561
Other receivables	140,518	95,487
Prepaid expenses and other current assets	21,356	16,556
Inventories	26,116	5,080
Deferred income taxes	9,392	10,736
Due from affiliates	48,453	53,864

Total current assets	698,692	610,684
Property and equipment, net	399,795	383,141
Service agreements, net	245,873	255,680
Goodwill	716,732	730,278
Other assets	56,729	52,015

	$2,117,821	$2,031,798

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term indebtedness	$10,399	$10,063
Accounts payable	277,439	181,136
Due to affiliates	119,870	112,221
Accrued compensation cost	25,573	31,322
Accrued interest payable	11,726	25,315
Income taxes payable	2,278	23,297
Other accrued liabilities	38,378	40,753

Total current liabilities	485,663	424,107
Deferred revenue	6,904	6,692
Deferred income taxes	34,125	28,980
Long-term indebtedness	1,219,809	978,937
Other long-term liabilities	7,381	176

Total liabilities	1,753,882	1,438,892

Minority interest	12,704	10,583

Preferred stock, 15,000 shares authorized, 13,939 shares issued and outstanding	287,970	469,838

Stockholders’ equity:
Common stock, $0.001 par value, 250,000 shares authorized, 119,391 and 118,974 shares issued and outstanding	119	119
Additional paid-in capital	61,781	108,176
Deferred compensation	(4,352)	(6,794)
Accumulated other comprehensive income, net of tax	556	–
Retained earnings	5,161	10,984

Total stockholders’ equity	63,265	112,485

	$2,117,821	$2,031,798

Exhibit 99.1

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Income to US Oncology Net Income:
		Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Holdings net income		$6,888	$14,593
Add back:	General and administrative expense	114	310
	Interest expense	6,116	12,373
	Effective tax rate differential	(2,555)	(4,527)

US Oncology net income		$10,563	$22,749

Reconciliation of Selected Balance Sheet Data:
	September 30, 2005
	US Oncology	Holdings combining entries and eliminations	Holdings
Total assets	$2,106,780	$11,041	$2,117,821
Total liabilities	1,502,966	250,916	1,753,882
Preferred stock	—	287,970	287,970
Stockholders’ equity	591,110	(527,845)	63,265

Exhibit 99.1

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended September 30, 2005
	September 30, 2005	September 30, 2004	June 30, 2005
	(Successor)	(Combined)(1)	(Successor)	(Successor)
Net income (loss)	$6,888	$(13,616)	$5,540	$14,593
Add back:
Interest expense, net	26,949	11,077	26,879	74,539
Income tax provision (benefit)	4,102	(2,677)	4,701	10,449
Depreciation and amortization	20,942	20,202	21,294	63,132
Amortization of stock compensation	949	—	949	2,862

EBITDA	59,830	14,986	59,363	165,575
Plus:
Compensation expense under long-term incentive plan	—	—	—	14,507
Merger-related charges	—	16,050	—	—
Loss on early extinguishment of debt	—	38,272	—	—

Adjusted EBITDA	59,830 (2)	69,308	59,363	180,082 (2)

Changes in assets and liabilities	(24,462)	(3,248)	47,901	(16,925)
Undistributed earnings in joint ventures	149	38	45	1,047
Deferred income tax provision	4,102	3,171	5,067	10,449
Interest expense, net	(26,949)	(11,077)	(26,879)	(74,539)
Income tax (provision) benefit	(4,102)	2,677	(4,701)	(10,449)

Net cash provided by operating activities	$8,568	$60,869	$80,796	$89,665

(1)	To facilitate comparison, results of the successor period (subsequent to August 20, 2004) and predecessor period (prior to August 20, 2004) have been combined. Such combination is not consistent with accounting principles generally accepted in the United States of America since purchase accounting adjustments may make the successor period not comparable to the predecessor period.
(2)	US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarter and nine months ended September 30, 2005, these expenses were $0.1 million and $0.3 million, respectively, and are not included in the determination of US Oncology Adjusted EBITDA of $59.9 million and $180.4 million for these periods.